UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2003

DIGITAL ANGEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15177	52-1233960
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075
(Address of Principal Executive Offices) (Zip Code)

(Registrant’s telephone number, including area code) (651) 455-1621

Not applicable.
(Former name or former address, if changed since last report.)

Item 5.	Other Events and Regulation FD Disclosure.

On May 29, 2001, Janet Silva, individually and as Guardian ad litem for Jonathon Silva, a minor, and the Estate of Clarence William Silva, Jr. filed suit against Customized Services Administrators, Incorporated (CSA), Pricesmart, Inc., Commercial Union Insurance Company, CGU Insurance Group, and Medical Advisory Systems, Inc. (which changed its name to Digital Angel Corporation in March 2002), in the Superior Court of the State of California in and for the County of Santa Clara.  The allegations of the complaint arise from a vacation guarantee insurance policy allegedly purchased by the plaintiffs from the defendants on March 6, 2000.  The complaint alleged, among other things, that the defendants breached the terms of the insurance policy, defrauded plaintiffs, acted in bad faith and engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. and the intentional infliction of emotional distress on plaintiffs.  The complaint seeks the cost of funeral and burial expenses of Mr. Silva and amounts constituting the loss of financial support of Mr. Silva, general damages, attorneys’ fees and costs and exemplary damages.

CSA outsourced its travel assistance services to Medical Advisory Systems.  CSA filed a cross-claim against Medical Advisory Systems alleging that we should be held liable for any liability that CSA may have to the plaintiffs in this case.

Effective September 9, 2003, this lawsuit was settled and the plaintiffs executed a Full Release and Covenant Not to Sue in which the plaintiffs agree to forgo any action against Digital Angel Corporation in consideration for a payment within Digital Angel Corporation’s insurance limits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2003

/s/ James P. Santelli
Digital Angel Corporation James P. Santelli Vice-President of Finance and Chief Financial Officer